Exhibit 99.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of July 8, 2003 by and among the individuals identified on Schedule I hereto (collectively, the “Individual Holders”) and Prime Outlets Acquisition Company, LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Prime Retail, Inc., a Maryland corporation (the “Company”), and Buyer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, (i) for the Company to merge with and into Buyer with Buyer surviving on the terms and subject to the conditions set forth in the Merger Agreement and (ii) for the Amendment and Restatement of the Company Operating Partnership Agreement (all capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, the respective Individual Holders own beneficially and of record the number of shares and class of Company Stock and the number of Company OP Units, as applicable, set forth opposite such Individual Holder’s name on Schedule I hereto;

WHEREAS, the Individual Holders desire to facilitate the consummation of the Merger, the Amendment and Restatement of the Company Operating Partnership Agreement and the other Transactions, and for such purpose the Individual Holders have agreed (i) to vote all of the Company Stock and Company OP Units, as applicable, owned beneficially and of record by the Individual Holders as of the date hereof and any shares or units acquired by any Individual Holders after the date hereof, including all shares of Company Stock issued upon exchange of Company OP Units (all such Company Stock, Company OP Units, additional shares and units are collectively referred to herein as the “Securities”), as provided in this Agreement, and (ii) to grant to Buyer (or its nominee) an irrevocable proxy to exercise the voting power of the Individual Holders with respect to such Securities as provided in this Agreement; and

WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has requested that each Individual Holder agree, and in order to induce Buyer to enter into the Merger Agreement, each Individual Holder has agreed, to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Agreement to Vote; Proxy; Covenants.

(a)           At such time as the Company and/or the Company Operating Partnership conducts a meeting of, solicits written consents from, or otherwise seeks a vote of, its stockholders and/or limited partners for the purpose of approving the Merger or any of the other Transactions contemplated by the Merger Agreement (including, without limitation, the Amendment and Restatement of the Company Operating Partnership Agreement), each of the Individual Holders agrees to vote all of the Securities, as applicable, beneficially and of record owned by such Individual Holder or with respect to which he or she exercises voting power (directly or indirectly) (i) in favor of the Merger, the Company Charter Amendment and all other Transactions and actions contemplated by the Merger Agreement or otherwise necessary or desirable for the consummation of the Merger and the Company Charter Amendment, (ii) against any action or agreement that (Y) could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty, or any other obligation of the Company or the Company Operating Partnership, under the Merger Agreement or any related agreement or (Z) is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger or the other Transactions and (iii) against any Acquisition Proposal.   If the Company and/or the Company Operating Partnership conducts a meeting of, solicits written consents from, or otherwise seeks a vote of, its stockholders and/or limited partners with respect to any transaction other than the Merger or any other Transaction or matter which may contradict or conflict with any provision of this Agreement or the Merger Agreement or may make it more difficult or less desirable for Buyer to consummate the Merger, then each Individual Holder further agrees to vote his or her Securities, as applicable, in the manner most favorable to the consummation of the Merger and the other Transactions.

(b)           Each Individual Holder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Individual Holder’s Securities and constitutes and appoints Buyer,  or any nominee of Buyer,  with full power of substitution and resubstitution, with a duration until the end of the term of this Agreement, as his or her true and lawful attorney and proxy (his or her “Proxy”), for and in his or her name, place and stead, to vote each of such Securities as his or her Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company or limited partners of the Company Operating Partnership, as applicable, including the right to sign his or her name (as stockholder or limited partner) to any consent, certificate or other document relating to the Company or the Company Operating Partnership and any matter referred to in Section l(a) above that Maryland or Delaware law, as applicable, may permit or require.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

(c)           Notwithstanding any other provision of this Agreement, each Individual Holder may terminate this Agreement and any Proxy and be released from all obligations to vote his or her Securities, as applicable, in accordance with the provisions of this Agreement or to have his or her Securities, as applicable, voted in accordance with any Proxy in the event the Merger Agreement is terminated in accordance with Section 7.1 thereof or is materially amended or modified. No termination of this Agreement will relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

(d)           Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Individual Holder shall not, and shall not permit any of such Individual Holder’s affiliates, agents, advisors or representatives retained or engaged to represent the Individual Holder in connection with this Agreement and the related transactions, including, without limitation, any investment banker, attorney or accountant retained or engaged by such Individual Holder to represent such Individual Holder in connection with this Agreement and the related transactions (collectively, his or her “Representatives”), to directly or indirectly,  (a) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any inquiries relating to, or the submission of, any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring he or she to abandon, terminate or fail to consummate the Merger or any other Transaction or (c) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, that any Individual Holder who is a director, officer or employee of the Company may take actions solely in his or her capacity as such to the extent permitted under the Merger Agreement, provided that the foregoing clause shall in no way relieve an Individual Holder from any obligation as a record or beneficial owner of Securities to vote such Securities as herein provided and to otherwise comply with the terms and conditions of this Agreement.

(e)           Each Individual Holder agrees that he or she will not contract to sell, sell or otherwise transfer or dispose of any of the Securities, or any interest therein, or securities convertible into, or any voting rights with respect to, any of the Securities, other than as expressly contemplated by this Agreement and the Merger Agreement. Without limiting the foregoing, each Individual Holder agrees that, other than pursuant to this Agreement, he or she will not grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any Securities or deposit any Securities into a voting trust.

(f)            Each Individual Holder agrees to notify Buyer orally and in writing of (i) any inquiry, proposal or offer with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal received by such Individual Holder or any Representative of such Individual Holder, (ii) the material terms of such Acquisition Proposal (including a copy of any written proposal) and (iii) the identity of the person making the inquiry, proposal or offer for any such Acquisition Proposal promptly upon receipt by such Individual Holder or any Representative of such Individual Holder of such inquiry, proposal or offer.

2.             Stock Splits, etc. Without limiting the provisions of the Merger Agreement, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange affecting any of the Company Stock or Company OP Units, or (b) any Individual Holder shall become the beneficial owner of any additional Company Stock or other securities of the Company or the Company Operating Partnership entitling such Individual Holder to vote or give consent with respect to the matters set forth in Section l(a) hereof, then the terms of this Agreement shall apply to the shares or other securities of the Company or the Company Operating Partnership held by such Individual Holder immediately following the effectiveness of the events described in clause (a) or such Individual Holder becoming the beneficial owner thereof as described in clause (b), as though they were Securities of such Individual Holder hereunder.   Each Individual Holder hereby agrees, while this Agreement is in effect, to notify Buyer of the number of any new Securities acquired by such Individual Holder, if any, after the date hereof.

3.             Waiver of Dissenters’ Rights.   Each of the Individual Holders hereby agrees to waive any dissenters’ or appraisal rights which may be available under applicable Maryland [or Delaware law.

4.             Representations, Warranties and Additional Covenants of the Individual Holders.   Each Individual Holder hereby represents and warrants to, and agrees with, Buyer that:

(a)           this Agreement has been duly executed and delivered by such Individual Holder and constitutes a valid and legally binding obligation of such Individual Holder enforceable in accordance with its terms;

(b)           as of the date of this Agreement, the Securities beneficially and of record owned by such Individual Holder consist of the number of shares of Company Stock and/or Company OP Units identified next to such Individual Holder’s name on Schedule I hereto and such Individual Holder has sole voting and dispositive power over such Securities and owns such Securities free and clear of all liens, charges, encumbrances, security interests, voting agreements and commitments of any kind, except as disclosed on Schedule I hereto; and

(c)           on the date hereof such Individual Holder has, and such Individual Holder will have at all times up to the termination of this Agreement or to the Effective Time, as applicable, the unrestricted power to vote such Individual Holder’s Securities.

5.             Amendment; Assignment.   This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Buyer and each Individual Holder. No Individual Holder may assign any of his or her rights or obligations under this Agreement without the prior written consent of Buyer; provided, that with respect to the rights and obligations of any Individual Holder under this Agreement, this Agreement may be amended with the approval of such Individual Holder and Buyer, notwithstanding the failure to obtain the approval of any other Individual Holder.

6.             Notices.   Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Buyer, addressed to it at:

Prime Outlets Acquisition Company, LLC

c/o Lightstone Group LLC

326 Third Street

Lakewood, New Jersey 08701

Facsimile Number: (732) 363-7183

with a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attn: Sheldon Chanales, Esq.

Facsimile Number: (212) 592-1500

with a copy to:

Prime Retail, Inc.

100 East Pratt Street

19th Floor

Baltimore, Maryland 21202

Attention: Glenn D. Reschke

Facsimile Number: (410) 234-1701

with a copy to:

Prime Retail, Inc.

100 East Pratt Street

19th Floor

Baltimore, Maryland 21202

Attention: R. Kelvin Antill

Facsimile Number: (410) 234-1761

with a copy to:

Winston & Strawn

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Steven J. Gavin

Facsimile Number: (312) 558-5700

If to an Individual Holder, addressed to it at:

The address set forth opposite such
Individual Holder’s name on
Schedule I hereto

or to such other address as the party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

7.             Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.             Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles except to the extent that the validity and effectiveness of the Merger are required to be governed by the Laws of the State of Maryland.

9.             Consent to Jurisdiction: Waiver of Trial by Jury.   (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for himself, herself or itself and his, her or its property, to the exclusive jurisdiction of any New York State court, or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court, (C) waives, to the fullest extent he, she or it may legally and effectively do so, any objection which he, she or it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or federal court and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in

Section 6.   Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HE, SHE OR IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) HE, SHE OR IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) HE, SHE OR IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) HE, SHE OR IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(b).

10.          Binding Effect.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective heirs, personal representatives, successors and permitted assigns.   Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.   This Agreement shall be the valid and binding obligation of each party hereto upon the execution by such party of this Agreement regardless of whether each other party listed on Schedule I has executed this Agreement.

11.          Entire Agreement.    This Agreement, the Merger Agreement and the other documents delivered pursuant hereto or thereto constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

12.          Term.  This Agreement shall terminate automatically without any further action by any of the parties hereto immediately upon the earlier of (a) the day following the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.   No termination of this Agreement will relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

13.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

14.          Further Assurances.   Each Individual Holder will, upon the request of Buyer, execute and deliver such documents and take such action reasonably deemed by Buyer to be necessary or desirable to effectuate the purposes of this Agreement.

15.          Remedies.   Each Individual Holder agrees that,  for any violation of this Agreement, Buyer shall have the right to seek equitable relief in any court of competent jurisdiction to require that such Individual Holder comply with the terms of this Agreement.

16.          Nature of Representations, Warranties and Covenants.   The representations, warranties, covenants and agreements of the Individual Holders in this Agreement are made severally, and not jointly, by each Individual Holder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written

PRIME OUTLETS ACQUISITION COMPANY, LLC

By:	/s/ David Lichtenstein

Name:	DAVID LICHTENSTEIN

Title:	PRESIDENT

HOWARD AMSTER

GARY J. SKOIEN

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRIME OUTLETS ACQUISITION COMPANY, LLC

By:

Name:

Title:

/s/ Howard Amster
HOWARD AMSTER

GARY J. SKOIEN

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRIME OUTLETS ACQUISITION COMPANY, LLC

By:

Name:

Title:

HOWARD AMSTER

/s/ Gary J. Skoien
GARY J. SKOIEN

SCHEDULE I

NAME OF HOLDER	NUMBER OF SHARES OF COMPANY COMMON STOCK HELD	NUMBER OF SHARES OF COMPANY SERIES A PREFERRED STOCK HELD	NUMBER OF SHARES OF COMPANY SERIES B PREFERRED STOCK HELD	NUMBER OF COMPANY OP UNITS HELD	ADDRESS OF HOLDER	PERSON AND ADDRESS TO WHICH TO SEND COPIES OF NOTICE
Howard Amster	402,674	141,800	1,173,945	N/A	23811 Chagrin Blvd. #200 Beachwood, Ohio 44122-5525
Gary J. Skoien	3,850	N/A	27,483	N/A	c/o The Prime Group, Inc. 77 West Wacker Drive Suite 4200 Chicago, IL 60601